Exhibit 23(D)

[Friedman LLP Letterhead]

Accountants and Advisors

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated December 6, 2006, December 22, 2006, April 9, 2007, December 14, 2007, and May 7, 2007 with respect to the statement of revenues and certain expenses of the properties known by the following names: (i) the properties comprising the TIAA Real Estate Account’s joint venture with Developers Diversified Realty Corporation, Joint Venture Portfolio for the year ended December 31, 2005; (ii) Printemps de L’Homme for the year ended December 31, 2005; (iii) 8600 114th Avenue North for the year ended December 31, 2006; (iv) Seneca Industrial Park for the year ended December 31, 2006; (v) Preston Sherry for the year ended December 31, 2006, in the Registration Statement (on Form S-1) and related prospectus of TIAA Real Estate Account for the offer and sale of interests in the TIAA Real Estate Account, a variable option offered through certain TIAA annuity contracts.

/s/ Friedman LLP

March 18, 2008